Exhibit 99.1

For Release at 8:00 AM EDT on Tuesday, October 18, 2011

Gasco Energy Provides Third Quarter 2011 Operations Update

DENVER — (PR Newswire) — October 18, 2011 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Third Quarter 2011 Operations Update

Green River Oil Wells

Gasco recently spud two wells that will test the productive potential of the Green River Formation at approximately 5,500 feet proposed total vertical depth.  Gasco operates both wells with a 100% working interest.  Drilling of the wells, the Federal 23-30-G-9-19 (76.8% NRI) and the Federal 34-19G-9-19 (80% NRI), was commenced with a spudder rig and surface casing was set.  The timetable to finish drilling and to complete these two wells is dependent upon the drilling rig schedule and frac crew availability, although the plan is to finish drilling and completion by the end of November.

Quarterly Production

As previously disclosed, the Company has elected to defer its uphole natural gas well recompletion program until the fourth quarter in anticipation of stronger seasonal natural gas prices.  The exact timing of the recompletions is based on frac crew availability.

At September 30, 2011, Gasco operated 133 gross wells. Gasco currently has an inventory of 18 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.

Estimated cumulative net production for the quarter ended September 30, 2011 was 930.3 million cubic feet equivalent (MMcfe), an 18.4% decrease from Q310 production of 1,140 MMcfe.  The 16.0% decline in sequential quarterly equivalent production, 930.3 MMcfe in Q311, as compared to 1,108.1 MMcfe in Q211, is attributed to a third-party gathering company’s high line pressures (8%),  unusually high compressor downtime (2%) and to the normal decline associated with tight sand reservoirs.  Normal sequential quarterly decline would be approximately 4%.  Gasco understands that the gathering system operator has devised a plan to reduce the line pressures and that it expects to implement the plan during the fourth quarter 2011.

Gasco had decreased liquids volumes due to workover operations, compressor downtime and normal production declines.  Gasco produced approximately 8,424 barrels of liquids during Q311.   This compares to 12,904 barrels of liquids production during Q211, or a 34.9% decline.

Natural gas volumes of 879.8 MMcf for Q311 were down 14.6% sequentially, as compared to 1,030.7 MMcf in Q211.

Gasco Energy Net Production Detail

	Three-months Ended			% Change		Nine-months Ended
Period-over-Period Comparison	Sept. 30, 2011*	June 30, 2011	Sept. 30, 2010	Sequential Quarter	Quarter- over- Quarter	Sept. 30, 2011*	Sept. 30, 2010	% Change
Natural Gas / MMcf	880	1,031	1,074	-14.6%	-18.1%	2,824	3,097	-8.8%
Oil / MBbls	8.4	12.9	11.0	-34.9%	-23.6%	28.9	32.4	-10.8%
Natural Gas Equivalents / MMcfe	930	1,108	1,140	-16.0%	-18.4%	2,997	3,291	-9.0%

*Includes preliminary production estimates for the third quarter of 2011

California Projects Update

Northwest McKittrick

The operator of this shallow oil prospect continues to work with the California State Agencies to acquire the appropriate permits.  While some progress has been made, final approval is still pending from the California Fish and Game Department.

Willow Springs

The operator of this oil prospect has been analyzing the recently acquired 3D seismic data and is currently high-grading drillable locations based upon the ongoing 3D interpretation.  Well permitting has commenced, and Gasco understands that the project is on schedule to have its initial well spud by year-end 2011.

Antelope Valley Trend

The operator of these oil and liquids-rich prospects is in the process of acquiring 3D data.  Gasco’s agreement with its operator requires that the initial earning well be spud during the first half of 2012.

Gasco continues to develop new prospects and acquire acreage along the west side of the San Joaquin Basin.  The new prospects are a continuation of the structural and stratigraphic geologic model that Gasco has been working for the past nine years that has yielded recent success along the west side as demonstrated by discoveries and field development by other operators with similar geologic models.

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.